SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
(Amendment No.     )

Filed by the Registrant  ☒
Filed by a Party other than the Registrant  ☐

Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as Permitted by Rule 14A-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

ELECTRONICS FOR IMAGING, INC.
__________________________________________________________________________________________________
(Name of Registrant as Specified In Its Charter)

__________________________________________________________________________________________________
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)	Title of each class of securities to which transaction applies:

___________________________________________________________________________________________________

(2)	Aggregate number of securities to which transaction applies:
___________________________________________________________________________________________________

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
___________________________________________________________________________________________________

(4)	Proposed maximum aggregate value of transaction:
___________________________________________________________________________________________________

(5)	Total fee paid:
___________________________________________________________________________________________________

☐	Fee paid previously with preliminary materials.

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:
___________________________________________________________________________________________________

(2)	Form, Schedule or Registration Statement No.:
___________________________________________________________________________________________________

(3)	Filing Party:
___________________________________________________________________________________________________

(4)	Date Filed:
___________________________________________________________________________________________________

Notes:

ELECTRONICS FOR IMAGING, INC.
303 Velocity Way
Foster City, California 94404

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To be held on May 23, 2002

TO THE STOCKHOLDERS:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of ELECTRONICS FOR IMAGING, INC., a Delaware corporation (the “Company”), will be held on May 23, 2002 at 9:00 a.m., Pacific Daylight Time (the “Annual Meeting”), at the Company’s Corporate headquarters, 303 Velocity Way, Foster City, California 94404 for the following purposes:

1.	To elect seven (7) directors to serve for the ensuing year or until their successors are duly elected and qualified.

2.	To ratify the appointment of PricewaterhouseCoopers LLP as independent accountants of the Company for the fiscal year ending December 31, 2002.

3.	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

Only stockholders of record at the close of business on April 1, 2002 are entitled to notice of and to vote at the Annual Meeting and at any adjournment or postponement thereof.

All stockholders are cordially invited to attend the Annual Meeting in person. However, to assure your representation at the Annual Meeting, you are urged to mark, sign, date and return the enclosed proxy for that purpose. Any stockholder attending the Annual Meeting may vote in person even if he or she has returned a proxy.

Sin	cerely,

Jos	eph Cutts
Sec	retary

Foster City, California
April 15, 2001

YOUR VOTE IS IMPORTANT
IN ORDER TO ASSURE YOUR REPRESENTATION AT THE MEETING,
YOU ARE REQUESTED TO COMPLETE, SIGN AND DATE THE ENCLOSED PROXY
AS PROMPTLY AS POSSIBLE AND RETURN IT IN THE ENCLOSED ENVELOPE.

ELECTRONICS FOR IMAGING, INC.

PROXY STATEMENT

INFORMATION CONCERNING SOLICITATION AND VOTING

General

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of ELECTRONICS FOR IMAGING, INC., a Delaware corporation (the “Company”), for use at the Annual Meeting of Stockholders to be held Thursday, May 23, 2002 at 9:00 a.m., Pacific Daylight Time (the “Annual Meeting”), or at any adjournment or postponement thereof. The Annual Meeting will be held at the Company’s corporate headquarters, 303 Velocity Way, Foster City, California 94404. The Company intends to mail this proxy statement and accompanying proxy card on or about April 15, 2001.

At the Annual Meeting, the stockholders of the Company will be asked: (1) to elect seven (7) directors to serve for the ensuing year or until their successors are duly elected and qualified; (2) to ratify the appointment of PricewaterhouseCoopers LLP as independent accountants for the year ending December 31, 2002; and (3) to transact such other business as may properly come before the meeting or any adjournment or postponement thereof. All proxies which are properly completed, signed and returned to the Company prior to the Annual Meeting, will be voted.

Voting Rights and Outstanding Shares

Only stockholders of record at the close of business on April 1, 2002 (the “Record Date”) are entitled to notice of and to vote at the Annual Meeting. As of April 1, 2002, the Company had outstanding and entitled to vote 54,177,577 shares of Common Stock. Each holder of record of Common Stock on such date will be entitled to one vote per each share on all matters to be voted upon by the stockholders and is not entitled to cumulate votes for the election of directors.

All votes will be tabulated by the inspector of election appointed for the meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Abstentions will be counted towards the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether a matter has been approved.

In the event that sufficient votes in favor of the proposals are not received by the date of the Annual Meeting, the persons named as proxies may propose one or more adjournments of the Annual Meeting to permit further solicitation of proxies. Any such adjournment will require the affirmative vote of the holders of a majority of the outstanding shares present in person or by proxy at the Annual Meeting.

Solicitation

The cost of preparing, assembling, printing and mailing the Proxy Statement, the Notice of Annual Meeting and the enclosed proxy, as well as the cost of soliciting proxies relating to the Annual Meeting will be borne by the Company. The Company will request banks, brokers, dealers and voting trustees or other nominees to solicit their customers who are beneficial owners of shares listed of record in names of nominees, and will reimburse such nominees for the reasonable out-of-pocket expenses of such solicitations. The original solicitation of proxies by mail may be supplemented by telephone, telegram and personal solicitation by directors, officers and regular employees of the Company or, at the Company’s request, Georgeson Shareholder. No additional compensation will be paid to directors, officers or other regular employees of the Company for such services, but Georgeson Shareholder will be paid its customary fee, estimated to be approximately $7,500, if it renders solicitation services.

Revocability of Proxies

Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivering to the Secretary of the Company at the Company’s principal executive office, 303 Velocity Way, Foster City, California 94404, a written notice of revocation or a duly executed proxy bearing a later date or it may be revoked by attending the Annual Meeting and voting in person. Attendance at the Annual Meeting will not, by itself, revoke a proxy.

Stockholder Proposals To Be Presented at Next Annual Meeting

The deadline for submitting a stockholder proposal for inclusion in the Company’s proxy statement and form of proxy for the Company’s annual meeting of stockholders to be held in the year 2003, pursuant to Rule 14a-8 of the Securities and Exchange Commission, is December 17, 2002. The Rules of the Securities Exchange Commission also establish a deadline for submission of stockholder proposals that are not intended to be included in the Company’s Proxy Statement with respect to discretionary voting (the “Discretionary Vote Deadline”). The Discretionary Vote Deadline for the year 2003 Annual Meeting is March 1, 2003. If a stockholder of the Company gives notice of such proposal after the Discretionary Vote Deadline, the Company’s proxy holders will be allowed to use their discretionary voting authority to vote the shares they represent as the Board of Directors may recommend, which may include a vote against the stockholder proposal when and if the proposal is raised at the Company’s 2003 Annual Meeting.

PROPOSAL ONE

ELECTION OF DIRECTORS

Nominees

There are seven (7) nominees for the seven (7) board positions presently authorized by the Company’s bylaws. Unless otherwise instructed, the proxy holders will vote the proxies received by them for management’s seven (7) nominees named below. Proxies cannot be voted for more directors than the seven (7) nominees named. In the event that any management nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who shall be designated by the present Board of Directors to fill the vacancy. In the event that additional persons are nominated for election as directors, the proxy holders intend to vote all proxies received by them in such a manner as will assure the election of as many of the nominees listed below as possible. Each person nominated for election has agreed to serve, and the Company is not aware of any nominee who will be unable or will decline to serve as a director. The term of office for each person elected as a director will continue until the next Annual Meeting of Stockholders or until his successor has been elected and qualified, or until such director’s earlier death, resignation or removal.

The names of the nominees, each of whom is currently a director of the Company elected by the stockholders of the Company or appointed by the Board of Directors, and certain information about them are set forth below:

Name of Nominee and Principle Occupation	Age	Director Since
Gill Cogan	49	1992
Founding Partner of Lightspeed Venture Partners (a venture capital firm)
Jean-Louis Gassée	58	1990
Chief Executive Officer, Computer Access Technology Corp. (a communication protocol expert company)
Guy Gecht	37	2000
Chief Executive Officer of the Company
James S. Greene	48	2000
Senior Vice President, Cap Gemini Ernst & Young (a consulting firm)
Dan Maydan	66	1996
President, Applied Materials Inc. (a semiconductor manufacturing equipment company)
Fred Rosenzweig	46	2000
President and Chief Operating Officer of the Company
Thomas I. Unterberg	71	1990
Managing Director, C.E. Unterberg Towbin (an investment banking firm)

Mr. Cogan is a founding partner of Lightspeed Venture Partners, established in 2000. Previously, he was managing general partner of Weiss, Peck & Greer Venture Partners, L.P. since 1991. From 1986 to 1990, Mr. Cogan was a partner of Adler & Company, a venture capital group handling technology-related investments. From 1983 to 1985, he was chairman and chief executive officer of Formtek, an imaging and data management computer company, whose products were based upon technology developed at Carnegie-Mellon University. Mr. Cogan is currently a director of several privately held companies. Mr. Cogan holds a B.S. in Theoretical Physics and an MBA from the University of California at Los Angeles.

Mr. Gassée is currently chief executive officer of Computer Access Technology Corp., a communication protocol expert company, which he joined in January 2002. From 1990 to 2002, Mr. Gassée was the chief executive officer of Be Inc., a personal computer technology company. Mr. Gassée served as the president of

Apple Products, a division of Apple Computer, Inc. (“Apple”), a manufacturer of personal computers and related software, from August 1988 to February 1990. From June 1987 to August 1988, Mr. Gassée served as senior vice president of research and development of Apple, and from June 1985 to June 1987, he served as vice president of product development for Apple. He was also the founding general manager for Apple Computer France, SARL. Before joining Apple, Mr. Gassée was president and general manager of the French subsidiary of Exxon Business Systems. In addition, Mr. Gassée has held several management positions with Data General Corporation, including general manager for France, area manager for Latin countries and marketing manager for Europe. He also spent six years with Hewlett-Packard Company, where he served in several positions, including sales manager of Europe. Mr. Gassée is a director of Logitech.

Mr. Gecht was appointed Chief Executive Officer of the Company as of January 1, 2000. From July 1999 to January 2000, he served as President of the Company. From January 1999 to July 1999, he was Vice President and General Manager of Server Products. From October 1995 through January 1999, he served as Director of Software Engineering. Prior to joining the Company, Mr. Gecht was Director of Engineering at Interro Systems, a technology company, from 1993 to 1995. From 1991 to 1993, he served as Software Manager of ASP Computer Products, a networking company and from 1990 to 1991 he served as Manager of Networking Systems for Apple Israel, a technology company. From 1985 to 1990, he served as an officer in the Israeli Defense Forces, managing an engineering development team, and later was an acting manager of one of the IDF high-tech departments. Mr. Gecht holds a B.S. in Computer Science and Mathematics from Ben Gurion University in Israel.

Mr. Greene is a Senior Vice President with Cap Gemini Ernst & Young. Prior to that he was CEO and President of Abilizer Solutions Inc., a global player in the Enterprise Information Portal software business, from 2000 until 2001. Prior to Abilizer, Mr. Greene was a senior partner with accenture (formerly Andersen Consulting). Mr. Greene joined accenture in 1979 and left in 2000 as the Managing Partner of their Western Region along with running their .com business for Financial Services in the Americas. Mr. Greene received his B.A. in Economics and Mathematics from the University of California at Davis in 1976 and his M.B.A. from Santa Clara University in 1979.

Dr. Maydan has been President of Applied Materials Inc., a semiconductor manufacturing equipment company, since January 1994 and a member of that company’s Board of Directors since June 1992. From March 1990 to January 1994, Dr. Maydan served as Applied Material’s Executive Vice President, with responsibility for all product lines and new product development. Before joining Applied Materials in September 1980, Dr. Maydan spent thirteen years managing new technology development at Bell Laboratories during which time he pioneered laser recording of data on thin-metal films and made significant advances in photolithography and vapor deposition technology for semiconductor manufacturing. In 1998, Dr. Maydan was elected to the National Academy of Engineering. He serves on the Board of Directors of Drexler Technology, and Komatsu Electronics Advisory Board. In addition, he serves on the Board of Directors of the San Jose Symphony. Dr. Maydan received his B.S. and M.S. degrees in electrical engineering from Technion, the Israel Institute of Technology, and his Ph.D. in Physics from Edinburgh University in Scotland.

Mr. Rosenzweig was appointed President of the Company as of January 1, 2000. Since July 1999 he has served as Chief Operating Officer. From August 1998 to July 1999, Mr. Rosenzweig served as Executive Vice President. From January 1995 to August 1998, Mr. Rosenzweig served as Vice President, Manufacturing and Support. From May 1993 to January 1995, Mr. Rosenzweig served as Director of Manufacturing. From July 1992 to May 1993, he was a plant general manager at Tandem Computers Corporation. From October 1989 to July 1992, Mr. Rosenzweig served as a systems and peripheral test manager at Tandem Computers Corporation. Mr. Rosenzweig holds a B.S. in Metallurgical Engineering from The Pennsylvania State University and a M.B.A. from the University of California at Berkeley.

Mr. Unterberg is the co-founder and has served as a managing director of C.E. Unterberg Towbin, an investment banking firm, since June 1989. He was a managing director of Shearson Lehman Hutton Inc. from January 1987 to January 1989. Prior to that, he was chairman of the board, chief executive officer and senior managing director of L.F. Rothschild, Unterberg, Towbin Holdings, Inc. and was associated with such firm or its predecessors from 1956. Mr. Unterberg is also a director of AES Corporation, Systems & Computer Technology Corporation, Storage Engine Inc. and ServiceWare Inc. Mr. Unterberg is a graduate of Princeton University and received a M.B.A. from the Wharton School, University of Pennsylvania.

Directors are elected by a plurality of the votes present in person or represented by proxy and entitled to vote.

The Company’s Board of Directors recommends a vote “FOR” all seven nominees listed above.

COMMITTEES OF THE BOARD OF DIRECTORS

Meetings of Board of Directors and Committees

The Board of Directors of the Company held a total of four (4) meetings during 2001. The Board of Directors has an Audit Committee and a Compensation Committee. Each director, except for James Greene, attended 75% or more of the aggregate meetings of the Board of Directors and of the committees thereof, if any, upon which such director served during 2001.

The Audit Committee consists of Directors Cogan, Greene, and Maydan. The Audit Committee conducted four telephone meetings during 2001. The Audit Committee approves the engagement of and the services to be performed by the Company’s independent accountants and reviews the Company’s accounting principles and its system of internal accounting controls.

The Board adopted and approved a charter for the Audit Committee in May 2000. The Board has determined that all members of the Audit Committee are “independent” as that term is defined in Rule 4200 of the listing standards of the National Association of Securities Dealers.

The Compensation Committee consists of Directors Gassée and Unterberg and undertook its actions by unanimous written consent during 2001. The Compensation Committee reviews and approves the Company’s executive compensation policy and administers the Company’s Stock Plans.

The Board of Directors does not have a nominating committee or any committee performing similar functions.

In 2001, outside members of the Board of Directors received cash compensation in the amount of $15,000 per year plus $1,000 per Board of Directors meeting or $500 per Board of Directors meeting attended by telephone and $1,000 per Committee meeting attended, in addition to reimbursement of reasonable expenses incurred in attending meetings. In 2001, each outside member of the Board of Directors was granted 20,000 options to purchase shares of the Company’s common stock. The options granted to Messrs. Cogan, Gassée, Maydan and Greene on January 2, 2001 are exercisable starting January 3, 2002, with 25% of the options becoming exercisable on that date and then monthly thereafter (ratably), with full vesting on July 3, 2004. Each option had an exercise price of $13.750 per share, the fair market value on the date of the grant. In addition to the 20,000 options granted above Mr. Unterberg received a grant of 5,000 options in lieu of $7,500 of his compensation The 25,000 options were granted on March 13, 2001 and are exercisable starting January 3, 2002, with 25% of the options becoming exercisable on that date and then monthly thereafter (ratably), with full vesting on July 3, 2004. Each option had an exercise price of $24.013 per share, the fair market value on the date of the grant. All options expire at the end of ten years.

PROPOSAL TWO

RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS

During the fiscal year ended December 31, 2001, PricewaterhouseCoopers, LLP provided various audit, audit related and non-audit services to the Company as follows:

a.
Audit Fees: Aggregate fees billed for professional services rendered for the audit of the Company’s fiscal year 2001 annual financial statements and review of financial statements in the Company’s Form 10-Q Reports: approximately $320,000;

b.	Financial Information Systems Design and Implementation Fees: approximately $0;

c.	All Other Fees: approximately $199,166.

The Audit Committee of the Board has considered whether provision of the services described in sections (b) and (c) above is compatible with maintaining the independent accountant’s independence and has determined that such services have not adversely affected PricewaterhouseCoopers LLP’s independence.

The Board of Directors has selected PricewaterhouseCoopers LLP, independent accountants, to audit the consolidated financial statements of the Company for the fiscal year ending December 31, 2002, and recommends that stockholders vote for ratification of such appointment. PricewaterhouseCoopers LLP has audited the Company’s financial statements since 1992.

Representatives of PricewaterhouseCoopers LLP are expected to be present at the meeting with the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

Stockholder ratification of the selection of PricewaterhouseCoopers LLP as the Company’s independent accountants is not required by the Company’s Bylaws or otherwise. However, the Board is submitting the selection of PricewaterhouseCoopers LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee and the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee and the Board in their discretion may direct the appointment of different independent accountants at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting will be required to ratify the selection of PricewaterhouseCoopers LLP. Abstentions will be counted towards the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether a matter has been approved.

The Company’s Board of Directors unanimously recommends a vote “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as independent accountants.

SECURITY OWNERSHIP

Except as otherwise indicated below, the following table sets forth certain information regarding beneficial ownership of Common Stock of the Company as of April 1, 2002 by (i) each person known by the Company to be the owner of more than 5% of the outstanding shares of Common Stock, (ii) each director and nominee for director, (iii) each executive officer listed in the Summary Compensation Table, and (iv) all executive officers and directors as a group.

	Common Stock
Name of Beneficial Owner (1)	No. of Shares	Percent Owned
J&W Seligman & Company	6,704,520	12.4%
100 Park Avenue
New York, New York 10017
Fred Rosenzweig (5)	257,000	*
Guy Gecht (4)	190,183	*
Thomas Unterberg (8)	139,250	*
Joseph Cutts (2)	62,718	*
Gill Cogan (9)	45,500	*
Dan Maydan (6)	37,260	*
Jean-Louis Gassée (7)	35,500	*
James S. Greene (3)	7,000	*
All executive officers and directors as a group (9 persons) (10)	774,411	1.4%

*	Less than one percent.
(1)
This table is based upon information supplied by officers, directors and principal stockholders and Schedules 13D and 13G filed with the Commission. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 54,177,577 shares outstanding on April 1, 2002 adjusted as required by rules promulgated by the Securities and Exchange Commission (the “SEC”).

(2)	Includes 60,350 shares of Common Stock issuable upon exercise of options granted to Mr. Cutts under the 1990 and/or 1999 Stock Plan which are exercisable within 60 days of April 1, 2002.
(3)	Includes 7,000 shares of Common Stock issuable upon exercise of options granted to Mr. Greene under the 1990 and/or 1999 Stock Plan which are exercisable within 60 days of April 1, 2002.
(4)	Includes 182,188 shares of Common Stock issuable upon the exercise of options granted to Mr. Gecht under the 1990 and/or 1999 Stock Plans which are exercisable within 60 days of April 1, 2002.
(5)	Includes 247,000 shares of Common Stock issuable upon exercise of options granted to Mr. Rosenzweig under the 1990 and/or 1999 Stock Plan which are exercisable within 60 days of April 1, 2002.
(6)	Includes 35,700 shares of Common Stock issuable upon exercise of options granted to Mr. Maydan under the 1990 and/or 1999 Stock Plan which are exercisable within 60 days of April 1, 2002.
(7)	Includes of 35,500 shares of Common Stock issuable upon exercise of options granted to Mr. Gassée under the 1989, 1990 and/or 1999 Stock Plan which are exercisable within 60 days of April 1, 2002.
(8)	Includes 37,250 shares of Common Stock issuable upon exercise of options granted to Mr. Unterberg under the 1990 and/or 1999 Stock Plan which are exercisable within 60 days of April 1, 2002.
(9)	Includes 35,500 shares of Common Stock issuable upon exercise of options granted to Mr. Cogan under the 1990 and/or 1999 Stock Plan which are exercisable within 60 days of April 1, 2002.
(10)
Includes an aggregate of 640,488 shares of Common Stock issuable upon the exercise of options granted to executive officers and directors collectively under the 1989, 1990 and 1999 Stock Plans which are exercisable within 60 days of April 1, 2002.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s officers, directors and persons who beneficially own more than ten percent of a registered class of the Company’s equity securities, to file reports of security ownership and changes in such ownership with the Securities and Exchange Commission (the “SEC”). Officers, directors and greater than ten percent beneficial owners also are required by rules promulgated by the SEC to furnish the Company with copies of all Section 16(a) forms they file.

Based solely upon a review of the copies of such forms furnished to the Company, or written representations that no Form 5 filings were required, the Company believes that during the period from January 1, 2001 to December 31, 2001, all Section 16(a) filing requirements applicable to officers, directors or greater than ten percent beneficial owners were complied with.

EXECUTIVE OFFICERS

The following table lists certain information regarding executive officers as of April 1, 2002.

Name	Age	Position
Guy Gecht	37	Chief Executive Officer
Fred Rosenzweig	46	President and Chief Operating Officer
Joseph Cutts	38	Chief Financial Officer and Corporate Secretary

Mr. Gecht was appointed Chief Executive Officer of the Company as of January 1, 2000. From July 1999 to January 2000, he served as President of the Company. From January 1999 to July 1999, he was appointed Vice President and General Manager of Server Products. From October 1995 through January 1999, he served as Director of Software Engineering. Prior to joining the Company, Mr. Gecht was Director of Engineering at Interro Systems, a technology company, from 1993 to 1995. From 1991 to 1993, he served as Software Manager of ASP Computer Products, a networking company and from 1990 to 1991 he served as Manager of Networking Systems for Apple Israel, a technology company. From 1985 to 1990, he served as an officer in the Israeli Defense Forces, managing an engineering development team, and later was an acting manager of one of the IDF high-tech departments. Mr. Gecht holds a B.S. in Computer Science and Mathematics from Ben Gurion University in Israel.

Mr. Rosenzweig was appointed President of the Company as of January 1, 2000. Since July 1999 he has served as Chief Operating Officer. From August 1998 to July 1999, Mr. Rosenzweig served as Executive Vice President. From January 1995 to August 1998, Mr. Rosenzweig served as Vice President, Manufacturing and Support. From May 1993 to January 1995, Mr. Rosenzweig served as Director of Manufacturing. Prior to joining the Company, from July 1992 to May 1993, he was a plant general manager at Tandem Computers Corporation. From October 1989 to July 1992, Mr. Rosenzweig served as a systems and peripheral test manager at Tandem Computers Corporation. Mr. Rosenzweig holds a B.S. in Metallurgical Engineering from The Pennsylvania State University and a M.B.A. from the University of California at Berkeley.

Mr. Cutts was appointed Chief Financial Officer and Corporate Secretary of the Company in April 2000. From January 1999 until April 2000, Mr. Cutts served as the Company’s Vice President of Finance. From March 1997 to January 1999, Mr. Cutts served as Director of Finance of the Company. Mr. Cutts served as the Director of Finance for the Nestlé Beverage Company from June 1994 until he joined the Company in March 1997. Mr. Cutts holds his B.S. from The Pennsylvania State University and his M.M. from Northwestern University.

EXECUTIVE COMPENSATION

Compensation of Executive Officers

The following table sets forth certain summary information regarding compensation paid by the Company for services rendered during the fiscal years ended December 31, 2001, 2000 and 1999 to all individuals serving as the Company’s Chief Executive Officer during the last complete fiscal year and all other executive officers other than the Chief Executive Officer (the “Named Officers”) whose salary and bonus for the 2001 fiscal year was in excess of $100,000. Only two executive officers, in addition to Mr. Gecht, the Company’s Chief Executive Officer, were includable in such table.

Summary Compensation Table (7)

	Year	Annual Compensation			Long-Term Compensation Awards	All Other Compensation ($)
Name and Principal Position		Salary($)(1)	Bonus($)(1)		Number Of Options
Guy Gecht	2001	476,667	395,271	(2)	175,000	8,000	(5)
Chief Executive Officer	2000	410,000	252,304	(3)	135,000	10,400	(5)
	1999	257,500	216,016	(4)	110,000	5,600	(5)

Fred Rosenzweig	2001	458,333	344,119	(2)	150,000	8,000	(5)
President and Chief Operating Officer	2000	410,000	252,304	(3)	125,000	8,000	(5)
	1999	306,250	263,951	(4)	110,000	8,000	(5)

Joseph Cutts (6)	2001	298,333	147,399	(2)	75,000	8,000	(5)
Chief Financial Officer and Corporate Secretary	2000	241,410	72,614	(3)	45,000	6,500	(5)

(1)	Amounts shown include cash and non-cash compensation earned and received by each Named Officer as well as amounts earned but deferred at the election of those Named Officers.
(2)	Represents bonuses accrued in 2001 under the Executive Bonus Plan and paid in March 2002.
(3)	Represents bonuses accrued in 2000 under the Executive Bonus Plan and paid February 2001.
(4)	Represents bonuses accrued in 1999 under the Executive Bonus Plan and paid in February 2000.
(5)	Represents the matching contribution which the Company made on behalf of each Named Officer to the Company’s 401(k) Plan and automobile allowance.
(6)	Mr. Cutts was appointed Chief Financial Officer of the Company in April 2000.
(7)	Messrs. Gecht, Rosenzweig, and Cutts relinquished the rights to three weeks vacation valued at $27,691, $26,537 and $17,307, respectively, during 2001.

Executive Incentive Plans

The Compensation Committee of the Company’s Board of Directors has adopted a bonus plan for its executive officers. Target bonuses under the Bonus Plan have been established based on a factor of the individual’s annual salary for 2002 and are 100%, 90% and 60% for Messrs. Gecht, Rosenzweig and Cutts, respectively. Under the bonus plan, the target bonus established for all participants is based on the Company’s and the individual’s performances.

Compensation of Directors

In 2001, outside members of the Board of Directors received cash compensation in the amount of $15,000 per year plus $1,000 per Board of Directors meeting attended in person or $500 per Board of Directors meeting attended by telephone and $1,000 per Committee meeting attended, in addition to reimbursement of reasonable expenses incurred in attending meetings. In 2001, each outside member of the Board of Directors was granted 20,000 options to purchase shares of the Company’s common stock. The options granted to Messrs. Cogan,

Gassée, Maydan and Greene on January 2, 2001 are exercisable starting January 3, 2002, with 25% of the options becoming exercisable on that date and then monthly thereafter (ratably), with full vesting on July 3, 2004. The exercise price of such options was $13.750 per share, the fair market value on the date of the grant. In addition to the 20,000 options granted above Mr. Unterberg received a grant of 5,000 options in lieu of $7,500 of his compensation. The 25,000 options were granted on March 13, 2001 and are exercisable starting January 3, 2002, with 25% of the options becoming exercisable on that date and then monthly thereafter (ratably), with full vesting on July 3, 2004. Each option had an exercise price of $24.0313 per share, the fair market value on the date of the grant. All options expire at the end of ten years. See “Committees of the Board of Directors—Meetings of Board of Directors and Committees.”

STOCK OPTION GRANTS AND EXERCISES

The following table sets forth information regarding stock option grants made during the fiscal year ended December 31, 2001 to each of the Named Officers.

Option Grants in Fiscal Year Ended December 31, 2001

	Individual Grants (1)
	Number of Shares Underlying Options Granted		Percent of Total Options Granted to Employees in 2001	Exercise Price Per Share	Expiration Date (4)	Potential Realizable Value at Assumed Annual of Stock Price Appreciation Option Term (5)
						5%	10%
Guy Gecht	175,000	(2)	13.0%	$13.7500	1/03/11	$1,513,278	$3,834,943

Fred Rosenzweig	140,000	(2)	10.4%	13.7500	1/03/11	1,210,622	3,067,954
	10,000	(3)	0.7%	24.0313	3/13/11	151,132	382,997

Joseph Cutts	75,000	(2)	5.6%	13.7500	1/03/11	648,548	1,643,547

(1)	With respect to each of the Named Officers, upon a change of control of the Company, the exercisability of these options will automatically be accelerated.
(2)
Options granted on January 2, 2001 are exercisable beginning on January 3, 2002, with 25% of the options becoming exercisable on that date and then monthly thereafter (ratably), with full vesting on July 3, 2004. Each grant was made at an exercise price equal to the fair market value on the date of grant.

(3)
Options granted on March 13, 2001 are exercisable beginning on January 3, 2002, with 25% of the options becoming exercisable on that date and then monthly thereafter (ratably), with full vesting on July 3, 2004. Each grant was made at an exercise price equal to the fair market value on the date of grant.

(4)	The options have a term of 10 years, subject to earlier termination in certain events related to termination of employment.
(5)	The 5% and 10% assumed rates of appreciation are mandated by the rules of the SEC and do not represent the Company’s estimate or projection of its future Common Stock price.

Note: Mr. Cutts, Mr. Rosenzweig and Mr. Gecht submitted options (45,000, 125,000 and 135,000, respectively) for cancellation and reissuance pursuant to the Company’s 2001 Option Exchange Program. See “Executive Compensation and Related Information—2001 Option Exchange Program.”

The following table sets forth information regarding exercises of stock options during the fiscal year ended December 31, 2001 by each of the Named Officers.

Aggregated Option Exercises in Fiscal Year Ended
December 31, 2001 and Fiscal Year End Option Values

	Shares Acquired on Exercise	Value Realized (1)	Number of Unexercised Options at 12/31/01		Value of Unexercised In-the-Money Options at 12/31/01 (2)
Name			Exercisable	Unexercisable	Exercisable	Unexercisable
Guy Gecht	—	—	107,188	216,250	$104,608	$1,531,250
Fred Rosenzweig	—	—	191,250	42,000	372,188	1,225,000
Joseph Cutts	—	—	29,600	89,250	25,723	656,250

(1)	This amount represents the market value of the underlying securities on the exercise date minus the exercise price of such options.
(2)	This amount represents the market value of the underlying securities relating to “in-the-money” options at December 31, 2001 minus the exercise price of such options.

EMPLOYMENT AGREEMENTS

The Company entered into employment agreements with Mr. Gecht and Mr. Rosenzweig in March 2000, and Mr. Cutts in April 2000, whereby each executive’s employment shall continue to be “at will.” The employment agreements state an annual base salary, subject to any increases annually as the Company’s Board shall authorize from time to time in connection with an annual review, and provide for such performance bonus amounts as the Company’s Board authorizes. The employment agreements contain certain provisions that take effect upon a change in control of the Company, voluntary resignation, termination for cause, or termination for other reasons. If the executive’s employment is involuntarily or constructively terminated other than for cause within a period beginning upon the earlier to occur of (i) the execution of a binding letter of intent, and (ii) ninety (90) days before and ending eighteen (18) months after a change of control, the executive will be entitled to a lump sum severance payment in an amount equal to two times his then current annual salary plus an amount equal to the bonus he would have earned had he continued to be employed by the Company; additionally, upon a change of control, the unvested portion of any stock option held by the executive shall automatically be accelerated. If the executive voluntarily resigns or is terminated for cause, he shall be entitled to receive severance and any other benefits only as may then be established under the Company’s then existing benefit plans at the time of such termination. If the Company terminates the executive’s employment for any reason other than for cause or change or control, then the executive or the executive’s estate shall be entitled to receive (i) severance pay in an amount equal to one-half of the executive’s then current annual salary plus his current bonus (ii) the vesting of additional options shall accelerate and become exercisable by the executive or the executive’s estate, as the case may be, as to that number of shares that would have vested if the executive had remained continuously employed for a period of six (6) months following such termination, and (iii) the same level of health coverage and benefits as in effect for the executive on the day immediately preceding the day of the executive’s termination of employment for up to eighteen (18) months following termination. All employment agreements terminate upon the earlier of (i) the date that all obligations of the parties thereunder have been satisfied, (ii) March 8, 2003 or (iii) eighteen (18) months after a change of control unless the executive’s employment terminates as a result of involuntary or constructive termination.

EXECUTIVE COMPENSATION AND RELATED INFORMATION

Compensation Committee Report

The Report of the Compensation Committee shall not be deemed to be incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 (the “Securities Act”) or under the Exchange Act, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such acts.

The Compensation/Stock Option Committee (the “Committee”) of the Board of Directors sets the compensation of the Chief Executive Officer, reviews the design, administration and effectiveness of compensation programs for other key executives, and approves stock option grants for all executive officers. The Committee, serving under a charter adopted by the Board of Directors, is composed entirely of outside directors who have never served as officers of the Company.

Compensation Philosophy and Objectives

The Company operates in the extremely competitive and rapidly changing high technology industry. The Committee believes that the compensation programs for the executive officers should be designed to attract, motivate and retain talented executives responsible for the success of the Company and should be determined within a competitive framework and based on the achievement of designated financial targets and individual contribution. Within this overall philosophy, the Committee’s objectives are to:

•
Offer a total compensation program that takes into consideration the compensation practices of a group of specifically identified peer companies (the “Peer Companies”) and other selected companies with which the Company competes for executive talent.

•
Provide annual variable incentive awards that take into account the Company’s overall financial performance in terms of designated corporate objectives and the relative performance of the Peer Companies as well as individual contributions.

•	Align the financial interests of executive officers with those of stockholders by providing significant equity-based, long-term incentives.

Compensation Components and Process

The three major components of the Company’s executive officer compensation are (i) base salary, (ii) commissions and bonuses, and (iii) stock options.

The Committee determines the compensation levels for the executive officers with the assistance of the Company’s Human Resources Department, which works with an independent consulting firm that furnishes the Committee with executive compensation data drawn from a nationally recognized survey of similarly sized technology companies which have been identified as the Peer Companies.

The positions of the Company’s chief executive officer and other executive officers were compared with those of their counterparts at the Peer Companies, and the market compensation levels for comparable positions were examined to determine base salary, target incentives and total cash compensation. In addition, the practices of the Peer Companies concerning stock option grants were reviewed and compared.

Base Salary.    The base salary for each executive officer is determined at levels considered appropriate for comparable positions at the Peer Companies.

Commissions and Bonuses.    To reinforce the attainment of Company goals, the Committee believes that a substantial portion of the annual compensation of each executive officer should be in the form of variable incentive pay. The annual incentive pool for executive officers is determined on the basis of the Company’s achievement of the financial performance targets established at the beginning of the fiscal year and also includes a range for the executive’s contribution. The incentive plan sets a threshold level of Company performance based on both revenue and net income that must be attained before any incentives are awarded. Once the fiscal year’s threshold is reached, specific formulas are in place to calculate the actual incentive payment for each officer. A target is set for each executive officer based on targets for comparable positions at the Peer Companies and is stated in terms of an escalating percentage of the officer’s base salary for the year.

Stock Options.    The Company’s Stock Plans are long-term incentive plans for all employees. These plans are intended to align stockholder and employee interests by creating a direct link between long-term rewards and the value of the Company’s shares. The Compensation Committee believes that long-term stock ownership by executive officers and all employees is an important factor in achieving above average growth in share value and in retaining valued employees. Since the value of an option bears a direct relationship to the Company’s stock price, the Compensation Committee believes that options motivate executive officers and employees to manage the Company in a manner which will benefit all stockholders.

The Stock Plans authorize the Compensation Committee to award stock options to employees at any time. Options are generally granted at the time of initial employment with the Company, and at later dates at the discretion of the Compensation Committee. The size of initial and subsequent grants are determined by a number of factors including comparable grants to executive officers and employees by other companies which compete in the Company’s industry. The exercise price per share of the stock options is equal to the closing price of a share of the Company’s Common Stock on the day prior to the date the options are granted.

CEO Salary.    The annual base salary for Mr. Gecht was established by the Compensation Committee on February 1, 2001 for the period February 2001 to February 2002. The Compensation Committee set Mr. Gecht’s base salary for 2001 at $480,000. Effective January 1, 2002, the Compensation Committee set Mr. Gecht’s salary at $480,000. The Compensation Committee’s decision was based on both Mr. Gecht’s personal performance of his duties and the salary levels paid to chief executive officers of the Peer Companies. Mr. Gecht’s 2001 fiscal year incentive compensation was based on the actual financial performance of the Company in achieving designated corporate objectives. Mr. Gecht’s incentive compensation was based on the incentive plan used for all executive officers and provided no dollar guarantees. The option grant made to Mr. Gecht during the 2001 fiscal year was awarded within substantially the same timeframe the Compensation Committee granted stock options to other employees under the Company’s broad-based stock option program. The option grant made to Mr. Gecht was based upon his performance and leadership with the Company and placed a significant portion of his total compensation at risk, since the value of the option grant depends upon the appreciation of the Company’s Common Stock over the option term.

The Compensation Committee believes that the Company’s success is dependent in part upon the efforts of its chief executive officer, and as a result, the Company entered into a three-year employment agreement with Mr. Gecht in March 2000 (see “Employment Agreements”).

2001 Option Exchange Program

On September 17, 2001, the Compensation Committee of our Board of Directors authorized the implementation of an option exchange program pursuant to which our current employees, including executive officers and non-employee board members, would have the opportunity to exchange their outstanding options to purchase shares of our common stock for new stock option grants to be made to them at a later date. The program was implemented because competition for key employees in our industry is intense, and the use of significant stock options for retention and motivation of such personnel is pervasive in high technology industries. The

Compensation Committee of our Board of Directors believes that stock options are a critical component of the compensation package we offer to our employees in order to promote long-term retention, motivate high levels of performance and incentivize employee contributions to our success.

By implementing an option exchange program whereby the outstanding options under our 1990 Stock Plan (the “1990 Plan”) or our 1999 Equity Incentive Plan (the “1999 Plan”) between December 1, 1999 and May 31, 2000 could be exchanged for new options that will be granted at a later date with an exercise price equal to the fair market value of our common stock on that grant date, the Compensation Committee intended to provide our employees with the opportunity to acquire new options that over time may have a greater potential to increase in value, and thereby create better incentives for our employees to remain with us and contribute to the attainment of our business and financial objectives and the creation of value for all of our shareholders.

As a result of the option exchange program authorized by the Compensation Committee, all our current employees, including executive officers and non-employee board members, were given the opportunity to exchange their outstanding stock options granted under our 1990 Plan or our 1999 Plan between December 1, 1999 and May 31, 2000, for new replacement options to be granted under our 1999 Plan on or about April 13, 2002. The number of shares of Common Stock subject to each new option will be equal to two-thirds of the number of shares of Common Stock subject to the tendered option. Options for approximately 2,590,825 shares of common stock were eligible for participation in the option exchange program. Of this total, options for 430,000 shares were held by our executive officers and non-employee board members. At the conclusion of the option exchange program on October 12, 2001, we accepted for exchange and cancelled options to purchase an aggregate of 2,500,143 shares of our common stock, which represented 96% of the total number of shares covered by the options subject to the option exchange program. As a result, we expect to issue new replacement options to purchase approximately 1,666,762 shares of common stock on or about April 13, 2002 in exchange for those cancelled options. However, no replacement options will be granted to any employee whose options were cancelled pursuant to the option exchange program, unless that individual continues in our employ through the grant date of the replacement option. Each replacement option will be equal to two-thirds of the number of shares subject to the cancelled option to which it relates, adjusted, however, for any stock split, combination or the like occurring prior to the grant date of the replacement options. Each replacement option will preserve the vesting schedule and the vesting commencement date of the option it replaces, so that when the replacement option is granted, the employee will be vested to the same extent they would have been vested on that date had they retained their tendered option. The exercise price of each replacement option will be equal to the closing price per share of our common stock on the day prior to the grant date, as that price is reported on the Nasdaq National Market. Each option will have a maximum term of ten years from the grant date, subject to earlier termination upon the optionee’s cessation of employment with us. The terms and conditions of the replacement options will be substantially similar to those of the cancelled options.

The following table provides certain information concerning our executive officers who participated in the option exchange program and the options which were cancelled pursuant to that program.

10-YEAR OPTION REPRICINGS

Name	Date	Number of Securities Underlying Options/SAR’s Repriced or Amended	Market Price of Stock at Time of Cancellation	Exercise Price at Time of Cancellation	New Exercise Price	Length of Original Option Term Remaining at Date of Cancellation
Guy Gecht	2/2/00	135,000	$17.99	$45.188	TBD	99 Months
Fred Rosenzweig	2/2/00	125,000	$17.99	$45.188	TBD	99 Months
Joseph Cutts	2/2/00	45,000	$17.99	$45.188	TBD	99 Months

COMPLIANCE WITH SECTION 162(M) OF THE INTERNAL REVENUE CODE

Section 162(m) of the Internal Revenue Code, enacted in 1993, generally disallows a tax deduction to public companies for compensation of over $1 million paid to any one of the corporation’s chief executive officer and four other most highly compensated executive officers for any single fiscal year. Qualifying performance-based compensation is not subject to such limitation if certain requirements are met. Because the Company’s 1989 Stock Plan, 1990 Stock Plan and 1999 Equity Incentive Plan may not satisfy the requirements of Section 162(m) with respect to the options granted thereunder, the Compensation Committee may take action in the future to comply with these requirements. Given the current levels of cash compensation paid to the Company’s executive officers, the Compensation Committee is not expected to take any action with respect to the cash elements of the Company’s executive compensation program at this time, but will evaluate possible action, to the extent consistent with other objectives of the Company’s compensation program, if the cash compensation of any executive officer approaches the $1 million level in the future.

Su	bmitted by:
Me	mbers of the Compensation Committee
Jea	n-Louis Gassée
Th	omas I. Unterberg

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    Jean-Louis Gassée has served on the Compensation Committee of the Board of Directors from its formation in August 1992 through December 31, 2001. Thomas I. Unterberg has served on the Compensation Committee of the Board of Directors from his appointment in February 1995 through December 31, 2001. No member of this Committee was at any time during the 2001 fiscal year or at any other times an officer or employee of the Company.

No executive officer of the Company served on the board of directors or compensation committee of any entity that includes one or more members of the Board of Directors of the Company.

RELATED TRANSACTIONS

The Company has entered into employment agreements with certain of its executive officers. See “Employment Agreements.”

COMPARISON OF CUMULATIVE TOTAL RETURN
AMONG ELECTRONICS FOR IMAGING, INC., NASDAQ US INDEX AND
NASDAQ COMPUTERS AND MANUFACTURERS INDEX

The stock price performance graph below includes information required by the SEC and shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act or under the Exchange Act, except to the extent the Company specifically incorporates this information by reference, and shall not otherwise be deemed soliciting material or filed under such Acts.

The following graph demonstrates a comparison of cumulative total returns based upon an initial investment of $100 in the Company’s Common Stock as compared with the NASDAQ US Index and the NASDAQ Computers and Manufacturers Index. The stock price performance shown on the graph below is not necessarily indicative of future price performance and only reflects the Company’s relative stock price for the five-year period ending on December 31, 2001. All values assume reinvestment of dividends and are calculated at December 31 of each year.

AUDIT COMMITTEE REPORT

The information contained in this report shall not be deemed to be “soliciting material” or “filed” or incorporated by reference in future filings with the Securities and Exchange Commission, or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates it by reference into a document filed under the Securities Act of 1933, as amended, or Securities Exchange Act of 1934, as amended.

The following is the report of the audit committee with respect to the Company’s audited financial statements for the fiscal year ended December 31, 2001, included in the Company’s Annual Report on Form 10-K for that year.

The audit committee has reviewed and discussed these audited financial statements with management of the Company.

The audit committee has discussed with the Company’s independent accountants, PricewaterhouseCoopers LLP, the matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standards, AU Section 380) as amended, which includes, among other items, matters related to the conduct of the audit of the Company’s financial statements.

The audit committee has received the written disclosures and the letter from PricewaterhouseCoopers LLP required by Independence Standards Board Standard No. 1 (“Independence Discussions with Audit Committees”) as amended, and has discussed with PricewaterhouseCoopers LLP the independence of PricewaterhouseCoopers LLP from the Company.

Based on the review and discussions referred to above in this report, the audit committee recommended to the Company’s Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2001 for filing with the Securities and Exchange Commission.

Su	bmitted by the Audit Committee
of	the Board of Directors:

Gil	l Cogan
Da	n Maydan
Jam	es S. Greene

OTHER MATTERS

The Company knows of no other matters to be submitted at the meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the enclosed form of proxy to vote the shares they represent as the Board of Directors may recommend.

By	Order of the Board of Directors

Jos	eph Cutts
Sec	retary

Dated: April 15, 2001

A copy of the Company’s Annual Report on Form 10-K for the year ended December 31, 2001 is available without charge upon written request to: Corporate Secretary, Electronics for Imaging, Inc., 303 Velocity Way, Foster City CA 94404.